EXHIBIT 99.1







FOR IMMEDIATE RELEASE:              Contact:  James A. Luksch,
---------------------                         Chairman and Chief
November 10, 2003                             Executive Officer
                                              (732) 679-4000


           BLONDER TONGUE REPORTS THIRD QUARTER 2003 FINANCIAL RESULTS
           -----------------------------------------------------------

Old Bridge, New Jersey, November 10, 2003 - Blonder Tongue Laboratories, Inc. (AMEX:BDR) today announced its sales and earnings for the third quarter and nine months ended September 30, 2003.

Net sales for the third quarter 2003 decreased 30.2 % to $9,195,000 from the $13,171,000 reported for the third quarter 2002. The decrease in net sales is primarily attributable to a decrease in capital spending by cable system operators and continuing weak overall economic conditions. As a result, the Company experienced lower digital product sales. Net sales included approximately $999,000 and $874,000 of interdiction and digital product sales in the third three months of 2003, compared to approximately $770,000 and $1,780,000 for the comparable period in 2002. The net loss for the period was $65,000 compared to net income of $536,000 for the comparable period in 2002. The diluted loss per share for the third quarter 2003 was $0.01, compared to earnings of $0.07 for the same period in the prior year.

For the nine months ended September 30, 2003, net sales decreased 25.5 % to $26,331,000 compared to $35,318,000 for the same period in 2002. The net loss for the period was $1,213,000 compared to a net loss of $6,134,000 for the comparable period in 2002. The diluted loss per share for the nine months ended September 30, 2003 was $0.16, compared to a diluted loss per share of $0.80 for the same period in the prior year.

The loss for the nine months ended September 30, 2002 was a result of a change in accounting rules, whereby the Company recorded a non-cash charge of $6,886,000 in the first quarter of 2002, to comply with new accounting principles concerning the accounting treatment of goodwill.

Commenting on the third quarter 2003 results, James A. Luksch, Chief Executive Officer said, "Blonder Tongue's third quarter performance though below expectations demonstrates an improvement over prior quarters of 2003. This improvement was achieved with no large orders or significant sales in the product areas expected to fuel more rapid growth in future periods. In addition to achieving the highest quarterly sales of the year, we have also reduced our operating expenses $333,000 per quarter as compared to first quarter 2003.

As stated at the end of the second quarter, future growth will be obtained through sales of the Company's triple play offering of voice, data and video, bundled products. Recent increases in the availability of high definition and ethnic programming should increase deployment of the Company's transcoder and high definition TV processors and provide an additional increase in sales.

The number of large applications and resultant quote activity for the new product groups and a renewed increase in quotes for the Company's addressable tap and interdiction products give us cause to anticipate growth for 2004.

It is appropriate and consistent with our current performance, to restate guidance for 2003 to $34 to $40 million in sales and a net loss per share of $(0.19) to $(0.04) per share and to provided preliminary guidance for 2004 of net sales of $45 to $60 million and earnings of $0.15 to $0.60 per share."

Blonder Tongue Laboratories is a designer, manufacturer and supplier of a comprehensive line of electronics and systems equipment for the franchised and private cable television industries. Founded in 1950, Blonder Tongue has grown to be one of the leaders in cable television equipment manufacturing. For more information regarding Blonder Tongue or its products, please visit the Company's Internet site at www.blondertongue.com or contact the Company directly at (732) 679-4000.



"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes "forward-looking" statements and accordingly, the cautionary statements contained in Blonder Tongue's Annual Report and Form 10-K for the year ended December 31, 2002 (See Item 1: Business and Item 7: Management's Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. The words "believe", "expect", "anticipate", "project", and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Blonder Tongue's actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue's "forward-looking" statements

                                     -MORE-

                        Blonder Tongue Laboratories, Inc.
                    Consolidated Summary of Operating Results
                      (in thousands, except per-share data)
                                   (unaudited)


                                      Three months ended    Nine months ended
                                        September 30           September 30,
                                     --------------------  --------------------
                                       2003        2002      2003        2002
                                     --------    --------  --------    --------

Net sales                            $  9,195    $ 13,171  $ 26,331    $ 35,318
Gross profit                            2,965       3,777     7,799      10,144
Earnings (loss) from operations           188       1,218    (1,116)      2,052
Net earnings (loss)                       (65)        536    (1,213)     (6,134)
Net earnings (loss) per share:
   Basic                             $  (0.01)   $   0.07  $  (0.16)   $  (0.80)
   Diluted                           $  (0.01)   $   0.07  $  (0.16)   $  (0.80)
Weighted average shares outstanding:
   Basic                                7,577       7,608     7,539       7,611
   Diluted                              7,577       7,613     7,539       7,611



                       Consolidated Summary Balance Sheets
                                 (in thousands)


                                           September 30,     December 31,
                                           -------------     ------------
                                               2003              2002
                                               ----              ----
                                            (unaudited)

Current assets                               $31,793           $34,774
Property, plant, and equipment, net            6,837             6,831
Total assets                                  49,954            52,002
Current liabilities                           16,630             4,457
Long-term liabilities                            356            14,278
Stockholders' equity                          32,968            33,267

Total liabilities and stockholders' equity   $49,954           $52,002